Exhibit I

ELECTION BY THE HOLDERS OF SERIES A PREFERRED STOCK

OF

ARATANA THERAPEUTICS, INC.

Reference is made to Article IV, Section C(4)(b)(i) of the Certificate of Incorporation (the “Charter”) of Aratana Therapeutics, Inc., a Delaware corporation (the “Company”), which provides that the outstanding shares of the Series Preferred Stock (as defined in the Charter) shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Rate, Series A-1 Conversion Rate, Series B Conversion Rate or Series C Conversion Rate (each as defined in the Charter), as applicable: (i) at any time upon the affirmative election of the holders of at least seventy-five percent (75%) of the then-outstanding shares of Series A Preferred Stock (as defined in the Charter); or (ii) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock on the NASDAQ Global Market or New York Stock Exchange for the account of the Company in which (1) the per share price is at least $9.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and (2) the aggregate offering price of the Common Stock in the offering (after deducting any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such offering and any expenses payable by the Company in connection with such offering) is at least $40,000,000.

The undersigned holders of shares of capital stock of the Company, constituting the holders of at least 75% of the outstanding Series A Preferred Stock (as defined in the Charter), do hereby affirmatively elect and consent to the automatic conversion of each outstanding share of Series Preferred Stock into shares of Common Stock at the applicable Series A Conversion Rate, Series A-1 Conversion Rate, Series B Conversion Rate or Series C Conversion Rate, effective immediately prior to the consummation of the public offering contemplated by the Company’s Registration Statement on Form S-1 (No. 333-187372).

AVALON VENTURES IX, L.P.
By: AVALON VENTURES IX GP, LLC
Its: General Partner

By:	/s/ Jay Lichter
Name: Jay Lichter
Title: Managing Member
Date: July 2, 2013

MPM BIOVENTURES V, L.P.
By: MPM BIOVENTURES V GP LLC
Its: General Partner

By: MPM BIOVENTURES V LLC
Its: Managing Member

By:	/s/ John Vander Vort
Name: John Vander Vort
Title: Member
Date: July 2, 2013

MPM ASSET MANAGEMENT INVESTORS BV5 LLC
By: MPM BIOVENTURES V LLC
Its: Manager

By:	/s/ John Vander Vort
Name: John Vander Vort
Title: Member
Date: July 2, 2013

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